Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS -- February 7, 2011 -- Southwest Airlines Co. (NYSE:  LUV) announced today that the Company flew 6.2 billion revenue passenger miles (RPMs) in January 2011, a 13.2 percent increase from the 5.5 billion RPMs flown in January 2010.  Available seat miles (ASMs) increased 7.5 percent to 8.2 billion from the January 2010 level of 7.6 billion.  The load factor for the month was 76.0 percent, compared to 72.1 percent for the same period last year.  For January 2011, passenger revenue per ASM is estimated to have increased in the eight to nine percent range compared to January 2010.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JANUARY

	2011	2010	CHANGE

Revenue passengers carried	6,847,118	6,366,306	7.6%

Enplaned passengers	8,307,319	7,576,013	9.7%

Revenue passenger miles (000)	6,226,241	5,499,087	13.2%

Available seat miles (000)	8,194,165	7,622,575	7.5%

Load factor	76.0%	72.1%	3.9	pts.

Average length of haul	909	864	5.2%

Trips flown	92,018	88,406	4.1%

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